UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2006

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GREENS WORLDWIDE INCORPORATED

(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation)	000-25025 (Commission File Number)	86-0718104 (I.R.S. Employer Identification No.)
346 Woodland Church Road Hertford, North Carolina (Address of principal executive offices)	27944 (Zip Code)

Registrant’s telephone number, including area code: 252-264-2064

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On September 15, 2006, Greens Worldwide Incorporated (the “Company”) notified Worldwide Marketing and Media Group, LLC (“WMMG”) that it was terminating the Agreement for the Exchange of Common Stock for Membership Interests (the “Agreement”) that it had entered into with WMMG and the members of WMMG on May 12, 2006. The result of the Company’s notice was to terminate the Agreement. The reason for the termination was WMMG’s inability to provide the Company with satisfactory resolution of WMMG’s outstanding bank debt prior to the closing of the transaction set forth in the Agreement.

The Agreement had provided for the Company’s acquisition of WMMG, which would have become a wholly owned subsidiary of the Company. As consideration for the acquisition, the Company would have issued shares of its common stock and cash, including a potential future earn-out cash payment, to the members of WMMG. A copy of the Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 12, 2006 and filed on May 18, 2006.

As a result of the termination of the Agreement, neither the Company nor WMMG nor the members of WMMG has any future obligations under the terms of the Agreement. In addition, the Company did not incur any termination penalties under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENS WORLDWIDE INCORPORATED

Date:	October 2, 2006	By: /s/ R. Thomas Kidd
R. Thomas Kidd
President and Chief Executive Officer